                                                                    EXHIBIT 99.4


INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Stockholders of Sierra Pacific Resources
Reno, Nevada

We have audited the accompanying consolidated balance sheets and consolidated statements of capitalization of Sierra Pacific Resources and subsidiaries as of December 31, 1998 and 1997, and the related consolidated statements of income, retained earnings, and cash flows for each of the three years in the period ended December 31, 1998. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1998 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1998 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

Reno, Nevada
January 29, 1999
(February 12, 1999 as to Notes 1 and 5)

                           SIERRA PACIFIC RESOURCES
                          CONSOLIDATED BALANCE SHEETS
                            (Dollars in Thousands)

                                                                                                     December 31,
                                                  ASSETS                                       1998                1997
                                                  ------                                       ----                ----
      Utility Plant, at Original Cost:
        Plant in service                                                                   $2,348,996          $2,063,269
          Less accumulated provision for depreciation                                         727,624             664,490
                                                                                           ----------          ----------
                                                                                            1,621,372           1,398,779
        Construction work in progress                                                          55,670             202,036
                                                                                           ----------          ----------
                                                                                            1,677,042           1,600,815
                                                                                           ----------          ----------
       Investments in subsidiaries and other property, net                                     59,258              49,614
                                                                                           ----------          ----------
       Current Assets:
        Cash and cash equivalents                                                              17,674               8,901
        Accounts receivable less provision for
          uncollectible accounts: 1998-$3,461; 1997-$1,704                                    114,870             103,356
        Materials, supplies and fuel, at average cost                                          25,776              25,255
        Other                                                                                   3,048               2,885
                                                                                           ----------          ----------
                                                                                              161,368             140,397
                                                                                           ----------          ----------
       Deferred Charges:
        Regulatory tax asset                                                                   65,619              66,563
        Other regulatory assets                                                                61,675              63,476
        Other                                                                                  16,434              15,015
                                                                                           ----------          ----------
                                                                                              143,728             145,054
                                                                                           ----------          ----------

                                                                                           $2,041,396          $1,935,880
                                                                                           ==========          ==========
                                        CAPITALIZATION AND LIABILITIES
                                        ------------------------------
       Capitalization:
        Common shareholders' equity                                                          $673,432            $633,394
        Preferred stock                                                                        73,115              73,115
        Preferred stock subject to mandatory redemption:
        SPPC-obligated mandatorily redeemable preferred securities of SPPC's subsidiary trust, Sierra Pacific Power Capital I, holding solely $50 million principal amount of 8.6% junior
           subordinated debentures of the SPPC, due 2036                                       48,500              48,500
       Long-term debt                                                                         616,754             627,224
                                                                                           ----------          ----------
                                                                                            1,411,801           1,382,233
                                                                                           ----------          ----------
       Current Liabilities:
        Short-term borrowings                                                                 105,000              75,000
        Current maturities of long-term debt                                                   40,585              10,566
        Accounts payable                                                                       60,128              62,105
        Accrued interest                                                                        7,885               6,910
        Dividends declared                                                                     11,465              10,941
        Accrued salaries and benefits                                                          12,131              14,978
        Other current liabilities                                                              28,059              19,382
                                                                                           ----------          ----------
                                                                                              265,253             199,882
                                                                                           ----------          ----------
       Deferred Credits:
        Accumulated deferred federal income taxes                                             168,602             165,076
        Accumulated deferred investment tax credits                                            37,944              39,873
        Regulatory tax liability                                                               38,939              40,767
        Customer advances for construction                                                     34,961              38,478
        Accrued retirement benefits                                                            42,560              37,456
        Other                                                                                  41,336              32,115
                                                                                           ----------          ----------
                                                                                              364,342             353,765
                                                                                           ----------          ----------
       Commitments and Contingencies (Note 2 and 16)                                       $2,041,396          $1,935,880
                                                                                           ==========          ==========

The accompanying notes are an integral part of the financial statements.

                           SIERRA PACIFIC RESOURCES
                       CONSOLIDATED STATEMENTS OF INCOME
               (Dollars in Thousands, Except Per Share Amounts)

                                                                                    Year Ended December 31,
                                                                           1998                1997              1996
                                                                           ----                ----              ----
      Operating Revenues:
        Electric                                                        $585,657           $540,346           $507,004
        Gas                                                               99,532             70,675             67,376
        Water                                                             49,143             46,519             45,344
        Other                                                              7,509              5,703              7,987
                                                                        --------           --------           --------
                                                                         741,841            663,243            627,711
                                                                        --------           --------           --------
      Operating Expenses:
        Operation:
         Purchased power                                                 156,970            130,612            122,272
          Fuel for power generation                                      114,803            100,861            102,601
          Gas purchased for resale                                        65,430             38,127             33,899
          Deferral of energy costs-net                                         -                  8             (1,736)
          Other                                                          127,335            129,493            128,430
        Maintenance                                                       22,266             23,387             20,672
        Depreciation and Amortization                                     69,435             64,117             58,118
        Taxes:
          Income taxes                                                    41,815             38,667             35,626
          Other than income                                               19,666             19,344             18,951
                                                                        --------           --------           --------
                                                                         617,720            544,616            518,833
                                                                        --------           --------           --------
      Operating Income                                                   124,121            118,627            108,878
                                                                        --------           --------           --------
      Other Income:
        Allowance for other funds used during construction                 3,797              5,723              5,231
        Other income -net                                                    674              1,261              1,289
                                                                        --------           --------           --------
                                                                           4,471              6,984              6,520
                                                                        --------           --------           --------
        Total Income Before Interest Charges                             128,592            125,611            115,398
                                                                        --------           --------           --------
      Interest Charges:
        Long-term debt                                                    40,396             41,738             39,770
        Other                                                              7,659              4,583              4,624
        Allowance for borrowed funds used during
          construction and Capitalized interest                           (6,414)           (4,785)             (3,924)
                                                                        --------           --------           --------
                                                                          41,641            41,536              40,470
                                                                        --------           --------           --------
      Income before obligated mandatorily  redeemable
        preferred securities                                              86,951            84,075              74,928
      Preferred dividend requirements of  SPPC-obligated
        mandatorily  redeemable preferred securities                      (4,171)           (4,171)            (1,749)
                                                                        --------           --------           --------
      Income before preferred dividend requirements of subsidiary         82,780            79,904              73,179
      Preferred dividend requirements of subsidiary                       (5,459)           (5,459)             (6,300)
                                                                        --------           --------           --------
      Net Income                                                         $77,321           $74,445             $66,879
                                                                        ========           ========           ========
      Net Income Per Share - Basic                                       $  2.50           $  2.41             $  2.19
                           - Diluted                                     $  2.49           $  2.40             $  2.19

      Weighted Average Shares of Common Stock  Outstanding            30,955,154        30,879,696          30,495,224

      Annual Dividends Paid Per Share of Common Stock                    $ 1.285           $ 1.225             $ 1.165

The accompanying notes are an integral part of the financial statements.

                           SIERRA PACIFIC RESOURCES
                 CONSOLIDATED STATEMENTS OF RETAINED EARNINGS
                            (Dollars in Thousands)

                                                                              Year Ended December 31,

                                                                         1998            1997            1996
                                                                         ----            ----            ----
Retained Earnings at Beginning of Year                                $147,871         $111,741         $80,845
Income Before Preferred Dividends                                       82,780           79,904          73,179


Stock Issuance Costs                                                         -               (7)           (268)
Dividends Declared:
  Preferred stock of subsidiary                                         (5,459)          (5,459)         (5,879)
  Common stock                                                         (40,285)         (38,308)        (36,136)
                                                                      --------         --------        --------

Retained Earnings at End of Year                                      $184,907         $147,871        $111,741
                                                                      ========         ========        ========

The accompanying notes are an integral part of the financial statements.

                           SIERRA PACIFIC RESOURCES
                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                            (Dollars in Thousands)

                                                                                           Year Ended December 31,
                                                                                    1998             1997            1996
                                                                                    ----             ----            ----
     Cash Flows From Operating Activities:
     ------------------------------------
       Income before preferred dividends                                         $82,780          $79,904         $73,179
       Non-cash items included in income:
           Depreciation and amortization                                          69,435           64,117          58,118
           Deferred taxes and investment tax credits                                 713           (2,083)          2,983
           AFUDC and capitalized interest                                        (10,211)         (10,508)         (9,155)
           Deferred energy costs                                                       -                8          (1,736)
           Early Retirement and severance Amortization                             4,177            4,551           7,877
           Merger Costs                                                                -              (50)          1,909
           Other non-cash                                                          2,400           (2,110)          2,803
       Changes in certain assets and liabilities:
           Accounts receivable                                                   (15,897)          (8,620)         (2,559)
           Materials, supplies and fuel                                             (521)           2,331           2,869
           Other current assets                                                     (163)           1,587          (1,934)
           Accounts payable                                                       (1,977)           8,301         (38,081)
           Other current liabilities                                               6,805            1,282          11,373
           Other - net                                                             7,599            8,315           2,802
                                                                                 -------          -------         -------
     Net Cash Flows From Operating Activities                                    145,140          147,025         110,448
                                                                                 -------          -------         -------

     Cash Flows From Investing Activities:
     ------------------------------------
       Additions to utility plant                                               (183,384)        (147,801)       (203,109)
       Non-cash charges to utility plant                                          10,587           10,814           9,474
       Customer refunds for construction                                          (3,517)            (951)           (739)
       Contributions in aid of construction                                       37,216           26,321          15,272
                                                                                 -------          -------         -------
          Net cash used for utility plant                                       (139,098)        (111,617)       (179,102)
       Proceeds from sale of other assets                                              -                -               4
       (Investments in) disposal of subsidiaries and
          other property - net                                                    (5,200)          (5,637)          1,261
                                                                                 -------          -------         -------
     Net Cash Used in Investing Activities                                      (144,298)        (117,254)       (177,837)
                                                                                 -------          -------         -------

     Cash Flows From Financing Activities:
     ------------------------------------
       Increase (Decrease) in short-term borrowings                               30,646           40,583         (16,059)
       Proceeds from issuance of long-term debt                                   35,000                -          80,041
       Retirement of long-term debt                                              (15,568)         (25,529)        (10,539)
       Decrease in funds held in trust                                                 -                -           9,175
       Proceeds from SPPC-obligated mandatorily
         redeemable preferred securities                                               -                -          48,500
       Retirement of preferred stock                                                   -                -         (20,400)
       Sale of common stock                                                        3,074            2,405          19,414
       Expenses of external financing                                                  -                -              (5)
       Dividends paid                                                            (45,221)         (43,278)        (42,032)
                                                                                 -------          -------         -------
     Net Cash From (Used in) Financing Activities                                  7,931          (25,819)         68,095
                                                                                 -------          -------         -------
     Net Increase in Cash and
      Cash Equivalents                                                             8,773            3,952             706
     Beginning Balance in Cash and Cash Equivalents                                8,901            4,949           4,243
                                                                                 -------          -------         -------
     Ending Balance in Cash and Cash Equivalents                                 $17,674          $ 8,901          $4,949
                                                                                 =======          =======         =======

     Supplemental Disclosures of Cash Flow Information:
     -------------------------------------------------
       Cash Paid During Year For:
         Interest                                                                $49,922          $49,108         $44,106
         Income taxes                                                            $43,165          $39,472         $39,234

The accompanying notes are an integral part of the financial statements.

                   CONSOLIDATED STATEMENTS OF CAPITALIZATION
                            (Dollars in Thousands)

                                                                                                    December 31,
                                                                                               1998            1997
                                                                                               ----            ----
Common Shareholders' Equity:
---------------------------
  Common stock, $1.00 par value, authorized 90 million;
    issued and outstanding 1998, 31,009,364 shares; 1997, 30,915,402 shares                $   31,009       $   30,915
  Additional paid-in capital                                                                  457,516          454,608
  Retained earnings                                                                           184,907          147,871
                                                                                           ----------       ----------
      Total Common Shareholders' Equity                                                       673,432          633,394
                                                                                           ----------       ----------
Preferred Stock of Subsidiary:
------------------------------
Not subject to mandatory redemption:
  $50 par value:
    Series A; $2.44 dividend                                                                    4,025            4,025
    Series B; $2.36 dividend                                                                    4,100            4,100
    Series C; $3.90 dividend                                                                   14,990           14,990
  $25 stated value:
    Class A Series 1; $1.95 dividend                                                           50,000           50,000
                                                                                           ----------       ----------
    Subtotal                                                                                   73,115           73,115
  SPPC-obligated mandatorily redeemable preferred securities of SPPC's subsidiary trust, Sierra Pacific Power Capital I, holding solely $50 million
   principal amount of  8.60% junior subordinated debentures of the SPPC, due 2036             48,500           48,500
                                                                                           ----------       ----------
Total preferred stock                                                                         121,615          121,615
                                                                                           ----------       ----------

Long-Term Debt:
--------------
  First Mortgage Bonds:
     Unamortized bond premium and discount, net                                                 (831)             (867)

  Debt Secured by First Mortgage Bonds:
     2.00%  Series Z  due 2004                                                                    93               114
     2.00%  Series O  due 2011                                                                 1,497             1,618
     6.35%  Series FF due 2012                                                                 1,000             1,000
     6.55%  Series AA due 2013                                                                39,500            39,500
     6.30%  Series DD due 2014                                                                45,000            45,000
     6.65%  Series HH due 2017                                                                75,000            75,000
     6.65%  Series BB due 2017                                                                17,500            17,500
     6.55%  Series GG due 2020                                                                20,000            20,000
     6.30%  Series EE due 2022                                                                10,250            10,250
     6.95%  to 8.61%   Series A MTN due 2022                                                 110,000           115,000
     7.10%  and 7.14%   Series B  MTN due 2023                                                58,000            58,000
     6.83%  and 6.86%   Series C   MTN due 1999                                                    -            30,000
     6.62%  to 6.83%   Series C  MTN due 2006                                                 50,000            50,000
     5.90%  Series JJ due 2023                                                                 9,800             9,800
     5.90%  Series KK  due 2023                                                               30,000            30,000
     5.00%  Series Y  due 2024                                                                 3,207             3,275
     6.70%  Series II due 2032                                                                21,200            21,200
     5.47% Series D MTN due 2001                                                              17,000                 -
     5.50% Series D MTN due 2003                                                               5,000                 -
     5.59% Series D MTN due 2003                                                              13,000                 -
                                                                                           ----------        ---------
         Subtotal, excluding current portion                                                 527,047           527,257
  Variable Rate Note:
     Water Facilities Note maturing 2020                                                      80,000            80,000
  Senior Notes                                                                                10,000            20,000
  Other, excluding current portion                                                               538               834
  Total Long-Term Debt                                                                       616,754           627,224
                                                                                           ----------       ----------
TOTAL CAPITALIZATION                                                                       $1,411,801       $1,382,233
                                                                                           ==========       ==========

The accompanying notes are an integral part of the financial statements.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                  ------------------------------------------

NOTE 1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
---------------------------------------------------

     The significant accounting policies for both utility and non-utility operations are as follows:

General
-------
     The consolidated financial statements include the accounts of Sierra Pacific Resources (SPR) and its wholly-owned subsidiaries, Sierra Pacific Power Company (SPPC), Tuscarora Gas Pipeline Company (TGPC), Lands of Sierra, Inc.
(LOS), Sierra Gas Holding Company (SGHC, formerly Sierra Energy Company), Sierra Energy Company dba ethree (eothree), Sierra Pacific Energy Company (SPE), Sierra Water Development Company (SWDC) and SPR Media Group (SMG). All significant intercompany balances and intercompany transactions have been eliminated in consolidation.

     SPPC, SPR's principal subsidiary, is a regulated public utility engaged principally in the generation, purchase, transmission, distribution, and sale of electric energy. It provides electricity to approximately 294,000 customers in a 50,000 square mile territory including western, central, and northeastern Nevada, including the cities of Reno, Sparks, Carson City and Elko, and a portion of eastern California, including the Lake Tahoe area. SPPC also provides water and gas service in the cities of Reno and Sparks, Nevada, and environs. In 1995, SPPC formed two subsidiaries for the specific purpose of forming a partnership to operate the Pinon Pine gasifier facility. These subsidiaries are Pinon Pine Corporation and Pinon Pine Investment Company. In February 1999, SPPC purchased GPSF-B, which owns the portion of the gasifier facility which was not already owned by SPPC. They are consolidated into the financial statements of SPPC, with all significant intercompany transactions eliminated. On July 29, 1996, SPPC formed a wholly owned subsidiary, Sierra Pacific Power Capital I (Trust), for the purpose of completing a public offering of trust originated preferred securities. Refer to Note 7 of SPR's consolidated financial statements for the stock issuance and Note 5 for the Pinon Pine Power Project.

     SPPC maintains its accounts for electric and gas operations in accordance with the Uniform System of Accounts prescribed by the Federal Energy Regulatory Commission (FERC) and for water operations in accordance with the Uniform System of Accounts prescribed by the National Association of Regulatory Utility Commissioners.

     TGPC is a partner in a joint venture, which developed, constructed, and operates a natural gas pipeline serving the expanding gas market in the Reno area and certain northeastern California markets. TGPC accounts for its interest in Tuscarora Gas Transmission Company (TGTC) under the equity method. Organized in October 1996, ethree provides comprehensive energy services in commercial and industrial markets on a regional basis. LOS is primarily engaged in real estate management. In 1997, SPR formed SPE, which operates under the brand name of Simple Choice and markets a package of products and services.

     In November 1996, the SPR board of directors approved an investment, as a limited partner, in an energy technology venture capital partnership to gain access to new technologies that could affect SPR and its subsidiaries. This partnership will invest in energy companies offering technologies of strategic advantage to its partners. SPR's initial $250,000 payment on this investment was made in November 1996. Additional investments of $750,000 and $1,250,000 were made in 1997 and 1998, respectively. The remaining balance of SPR's commitment, $4 million, will be drawn as funds are needed by the partnership over the next three years. The term of this partnership is ten years with two extensions of up to two years each. Gains and losses will be allocated 79% to the limited partners and 21% to the general partner. Gains and losses will be allocated among the limited partners based on their contributions. SPR, as a limited partner, is entitled to 10.4%. This investment is accounted for on the cost basis.

     The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of certain assets and liabilities. These estimates and assumptions also affect the disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of certain revenues and expenses during the reporting period. Actual results could differ from these estimates.

     Certain reclassifications have been made for comparative purposes but have not affected previously reported net income or common shareholders' equity.

SPPC Utility Plant
------------------

     In addition to direct labor and material costs, SPPC also charges to the construction of utility plant: the cost of time spent by administrative employees in planning and directing construction work; property taxes; employee benefits (including such costs as pensions, postretirement and postemployment benefits, vacations and payroll taxes); and an allowance for funds used during construction.

     The original cost of plant retired or otherwise disposed of and the cost of removal less salvage is generally charged to the accumulated provision for depreciation. The cost of current repairs and minor replacements is charged to operating expenses when incurred. The cost of renewals and betterments is capitalized.

Allowance For Funds Used During Construction and Capitalized Interest
---------------------------------------------------------------------

     SPPC capitalizes, as part of construction costs on utility plant, an allowance for funds used during construction (AFUDC). AFUDC represents the cost of borrowed funds and, where appropriate, the cost of equity funds used for construction purposes in accordance with rules prescribed by the FERC and the Public Utilities Commission of Nevada (PUCN). AFUDC is capitalized in the same manner as construction labor and material costs, with an offsetting credit to "other income" for the portion representing the cost of equity funds and as a reduction of interest charges for the portion representing borrowed funds. Recognition of this item as a cost of utility plant is in accordance with established regulatory ratemaking practices. Such practices permit the utility to earn a fair return on, and recover in rates charged for utility services, all capital costs. This is accomplished by including such costs in rate base and in the provision for depreciation.

     The AFUDC rates used during 1998, 1997 and 1996 were 7.69%, 8.30% and 8.91%, respectively. As specified by the PUCN, certain projects were assigned a lower AFUDC rate due to specific low-interest-rate financings directly associated with those projects.

Depreciation
------------

     Depreciation is calculated using the straight-line composite method over the estimated remaining service lives of the related properties. The provision, as authorized by the PUCN, for 1998, 1997 and 1996, stated as a percentage of the original cost of depreciable property, was 3.31%, 3.16% and 3.18%, respectively.

Cash and Cash Equivalents
-------------------------

     Cash is comprised of cash on hand and working funds. Cash equivalents consist of high quality investments in money market funds. Short-term investments in money market funds were $13.0 million and $5.2 million for December 31, 1998 and 1997, respectively.

     SPPC engages in short-term investment activity whenever it is deemed beneficial. As of December 31, 1998 and 1997, SPPC's investments in money market funds were $12.4 million and $4.7 million, respectively.

Regulatory Accounting and Other Regulatory Assets
-------------------------------------------------

     SPPC's rates are currently subject to the approval of the PUCN and are designed to recover the cost of providing generation, transmission and distribution services. As a result, SPPC qualifies for the application of SFAS No. 71, "Accounting for the Effects of Certain Types of Regulation". This statement recognizes that the rate actions of a regulator can provide reasonable assurance of the existence of an asset and requires the capitalization of incurred costs that would otherwise be charged to expense where it is probable that future revenue will be provided to recover these costs. SFAS No. 101, "Regulated Enterprises-Accounting for the Discontinuation of Application of FASB Statement No. 71" requires that an enterprise whose operations cease to meet the qualifying criteria of SFAS 71 discontinue the application of that statement by eliminating the effects of any actions of regulators that had been previously recognized.

     In 1997, the Emerging Issues Task Force (EITF) released Issue 97-4. In doing so, it reached a consensus that a utility subject to a deregulation plan for its generation business should stop applying SFAS No. 71 to the generating portion of its business no later than the date when a plan with sufficient detail of the effect of the plan is known. EITF 97-4 also reached a consensus that regulatory assets and liabilities that originated in a portion of the business which is discontinuing its application of SFAS No. 71 should be evaluated on the basis of where (that is, the portion of the business in which) the regulated cash flows to realize and settle them will be derived. The result of the consensus is that there is no elimination of regulatory assets which the deregulatory legislation or rate order specifies collection of, if they are recoverable through a portion of the business which remains subject to SFAS No. 71.

     In conformity with SFAS No. 71, the accounting for SPPC conforms with generally accepted accounting principles as applied to regulated public utilities and as prescribed by agencies and the commissions of the jurisdictions in which it operates. In accordance with these principles, certain costs that would otherwise be charged to expense or capitalized as plant costs are deferred as regulatory assets based on expected recovery from customers in future rates. Management's expected recovery of deferred costs is based upon specific ratemaking decisions or precedent for each item. The following other regulatory assets were included in the consolidated balance sheets as of December 31 (dollars in thousands):

       DESCRIPTION                                      1998            1997                      AMORTIZATION
       -----------                                      ----            ----                      ------------
                                                                                                       PERIODS
                                                                                                       -------
       Early Retirement and Severance Offers           $20,468         $24,644       Various through 2005
       Loss on Reacquired Debt                          17,918          18,354       Various through 2023
       Plant Assets                                      7,978           8,869       Various through 2031
       Conservation and Demand Side Programs             3,787           6,146       Various through 2006
       Other Costs                                      11,524           5,463       Various
                                                       -------         -------
     Total                                             $61,675         $63,476
                                                       =======         =======

     Currently, the electric utility industry is predominately regulated on a basis designed to recover the cost of providing electric power to its retail and wholesale customers. If cost-based regulation were to be discontinued in the industry for any reason, including competitive pressure on the cost-based prices of electricity, profits could be reduced, and utilities might be required to reduce their asset balances to reflect a market basis less than cost. Discontinuance of cost-based regulation would also require affected utilities to write off their associated regulatory assets. Management cannot predict the potential impact, if any, of these competitive forces on SPPC's future financial position and results of operations.

Deferral Of Energy Costs
------------------------

     SPPC has suspended deferred energy accounting in its Nevada (except for liquid propane gas) and California jurisdictions. Prior to May 1995 (Nevada) and June 1996 (California), SPPC employed deferred energy accounting procedures in its electric and gas operations, as provided by statutes. The intent of these procedures was to capture fluctuations in the cost of purchased gas, fuel and purchased power. Deferred energy accounting required SPPC to record the difference between actual fuel expense and fuel revenues as deferred energy costs.

     In Nevada, deferred energy remains suspended until January 1, 2000. At that time, there is a possibility of SPPC returning to deferred energy accounting.

Federal Income Taxes And Investment Tax Credits
-----------------------------------------------

     SPR and its subsidiaries file a consolidated federal income tax return. Current income taxes are allocated based on SPR and each subsidiary's respective taxable income or loss and investment tax credits as if each subsidiary filed a separate return. Deferred taxes are provided on temporary differences at the statutory income tax rate in effect as of the most recent balance sheet date.

     For regulatory purposes, SPPC is authorized to provide for deferred taxes on the difference between straight-line and accelerated tax depreciation on post-1969 utility plant expansion property, deferred energy, and certain other differences between financial reporting and taxable income, including those added by the Tax Reform Act of 1986 (TRA). In 1981, SPPC began providing for deferred taxes on the benefits of using the Accelerated Cost Recovery System for all post-1980 property. In 1987, the TRA required SPPC to begin providing deferred taxes on the benefits derived from using the Modified Accelerated Cost Recovery System.

     Investment tax credits are no longer available to SPPC. The deferred investment tax credit balance is being amortized over the estimated service lives of the related properties.

Revenues
--------

     SPPC accrues unbilled utility revenues earned from the dates customers were last billed to the end of the accounting period. These amounts are included in accounts receivable.

Recent Pronouncements of The FASB
---------------------------------

     In June 1998, the FASB issued SFAS 133, entitled "Accounting for Derivative Instruments and Hedging Activities". This statement establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts, (collectively referred to as derivatives) and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities in the statement of financial position and measure those instruments at fair value. This statement is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999. The Company is assessing the impact of SFAS 133 on its financial condition and results of operations.

NOTE 2.   REGULATORY ACTIONS
----------------------------

Nevada Proceedings
------------------

     As a result of the 1997 rate plan, SPPC made its first earnings sharing filing on April 29, 1998. For its electric customers, SPPC filed to refund $7.3 million based upon calendar year 1997 results. SPPC also proposed a refund of $1.7 million to its gas division customers for results of the same period. In December 1998, a pre-hearing conference was held which set hearings for early 1999. An order is expected before mid-year. SPPC has recognized contingent liabilities to provide for its estimate of the outcome of this proceeding.

     On April 2, 1998, the PUCN issued its order with respect to SPPC's application for an increase in its water division's general rates. The application was filed in September 1997. The PUCN's decision authorized SPPC to increase its water rates by approximately $4.3 million annually (or 9.4%), effective April 29, 1998.

     On February 27, 1998, SPPC requested permission from the PUCN to continue to serve customers in the Truckee-Carson Irrigation District (TCID) leasehold area upon expiration of the leasehold agreement. On September 29, 1998, the PUCN determined that SPPC was fit, willing, and able to serve the leasehold area. The PUCN also determined that TCID's application was deficient. However, the PUCN will allow the TCID to reapply for a certificate sometime in the future if it satisfies numerous conditions including obtaining a judicial determination that it owns facilities in the area. SPPC continues to provide service while negotiations continue.

California Proceedings
----------------------

     On January 1, 1998, as a result of the California Public Utilities Commission's (CPUC) December 16, 1997 Transition Plan order, SPPC implemented a 10%, or a $2.9 million annual rate reduction for its residential and small commercial customers using less than 20 kw of demand monthly.

     In June 1998, SPPC filed for rate reduction bonds in order to recover the cost of the 10% rate reduction. SPPC requested approval to issue up to $25 million in rate reduction bonds. At the suggestion of the CPUC, after the defeat of Proposition 9, SPPC filed a Petition for Modification of the Transition Plan Order and requested balancing account treatment in lieu of rate reduction bonds in September. On December 17, 1998 the CPUC denied SPPC's Petition for Modification of the Transition Plan Order. SPPC anticipates issuing rate reduction bonds during the second quarter of 1999.

FERC Proceedings
----------------

     On January 21, 1998, SPPC made a filing in compliance with the FERC's Order in Docket No. ER98-12 (Retail Access Transmission Service). This filing contained changes to the Open Access Transmission Tariff necessary to accommodate retail access in SPPC's California retail jurisdiction. On April 17, 1998, a settlement was filed resolving all outstanding issues. The settlement was certified on May 20, 1998 and approved on November 2, 1998.

     On May 22, 1998, SPPC and several other parties filed a "Petition for Review" with the D.C. Court of Appeals requesting review of the FERC's decisions in the Pacific Gas Transmission (PGT) case, another of SPPC's natural gas transportation providers. The FERC had previously denied SPPC's protest of a settlement in PGT's last rate case and SPPC's request for rehearing.

     On June 4, 1998, SPPC filed a settlement with all parties in Docket No. ER97-3593-000 et al. The settlement resolves all issues in these cases and upholds the current import limit and the allocation of limited import capacity until the Alturas Intertie is in service. As of December 22, 1998, when the Alturas Intertie became commercially operational and until February 28, 2001, Truckee Donner Public Utility District will receive 30 MW of import capability. After February 28, 2001, allocation of import capacity will be determined by the FERC based on the results of SPPC's 1998 resource plan and a subsequent filing with FERC in 1999. On July 9, 1998, the settlement was certified and is pending FERC approval.

     On November 30, 1998, the FERC issued an order accepting the Alturas Interconnection and O&M agreement between the Company, Bonneville Power Administration (BPA) and Pacificorp. The order requires SPPC to work with the Western States Coordinating Council members to establish operating procedures to avoid impacting the reliability of other systems. On December 22, 1998, SPPC filed the draft Alturas Operating Agreement between SPPC, BPA and Pacificorp.

     On September 21, 1998, Tuscarora Gas Transmission Company, a subsidiary of TGPC, received a rate order from FERC. The FERC order found that TGTC had justified it existing rates and could continue charging customers based on those rates.

NOTE 3.   EARNINGS PER SHARE
----------------------------

     The Company follows SFAS No. 128, "Earnings Per Share". The following provides the calculation for Diluted EPS. The difference between Basic EPS and Diluted EPS is due to common stock equivalent shares resulting from stock options, the employee stock purchase plan, performance shares and a non-employee director stock plan. Common stock equivalents were determined using the treasury stock method.

                                                                1998                 1997                1996
                                                           ---------------     ----------------    ----------------
Basic EPS
   Numerator
   ---------
        Income available to common
           stockholders ($000)                             $        77,321     $         74,445    $         66,879
                                                           ---------------     ----------------    ----------------
   Denominator
   -----------
        Weighted average number of shares
            outstanding                                         30,955,154           30,879,696          30,495,224

   Per-Share Amount                                        $          2.50     $           2.41    $           2.19
   ----------------                                        ===============     ================    ================

Diluted EPS
   Numerator
   ---------
        Income available to common
           stockholders ($000)                             $        77,321     $         74,445    $         66,879
                                                           ---------------     ----------------    ----------------
   Denominator
   -----------
        Weighted average number of shares
            outstanding before dilution                         30,955,154           30,879,696          30,495,224
        Stock options                                               52,510               38,058              18,245
        Executive long term incentive plan
           - performance shares                                     18,215               36,696              13,911
        Non-employee stock plan                                      8,655                5,573               4,176
        Employee stock purchase plan                                 1,123                3,341               2,019
                                                           ---------------     ----------------    ----------------
                                                                31,035,657           30,963,364          30,533,575
                                                           ---------------     ----------------    ----------------
   Per-Share Amount                                        $          2.49     $           2.40    $           2.19
   ----------------                                        ===============     ================    ================

NOTE 4.   OTHER PROPERTY
------------------------

Other property consisted of (dollars in thousands):

                                                       December 31,
                                                 1998                 1997
                                              -----------          -----------
          Investment in TGTC                  $    17,751          $    16,737
          Investment in Pinon
           Pine Gasifier                           32,679               24,863
          Real Estate - net                         2,590                2,560
          Other                                     6,238                5,454
                                              -----------          -----------
                                              $    59,258          $    49,614
                                              ===========          ===========


NOTE 5.   JOINTLY-OWNED FACILITIES
----------------------------------

Valmy
-----

     SPPC and Idaho Power Company each own an undivided 50% interest in the Valmy Generating Station, with each company being responsible for financing its share of capital and operating costs. SPPC is the operator of the plant for both parties.

     SPPC's share of direct operation and maintenance expenses for Valmy is included in the accompanying consolidated statements of income.

     The following schedule reflects SPPC's 50% ownership interest in jointly-owned electric utility plant at December 31, 1998 (dollars in thousands):

                                                Electric            Accumulated            Construction
                                 MW              Plant             Provision For              Work In
                 Plant        Capacity         In Service           Depreciation             Progress
                 -----        --------         ----------           ------------             --------
             Valmy #1            129            $127,642              $53,152                  $469
             Valmy #2            137            $153,684              $52,916                  $735

Pinon Pine
----------

     Pinon Pine Corp. and Pinon Pine Investment Co., subsidiaries of SPPC, own 25% and 75% of a 38% interest in Pinon Pine Company, L.L.C. GPSF-B, a Delaware corporation formerly owned by General Electric Capital Corporation (GECC) and now owned by SPPC, owns the remaining 62% as of February 1999. The LLC was formed to take advantage of federal income tax credits associated with the alternative fuel (syngas) produced by the coal gasifier available under ss. 29 of the Internal Revenue Code. The entire project, which includes an LLC-owned gasifier and an SPPC-owned power island and post-gasification facility to partially cool and clean the syngas, is referred to collectively as the Pinon Pine Power Project.

     SPPC has a funding arrangement with the Department of Energy (DOE). Under the agreement, the DOE will provide funding towards the construction of the project, and towards the operating and maintenance costs of the facility. The DOE has committed $168 million of funding for Pinon construction and operation costs. The DOE provided funding for approximately 43% of the estimated construction cost and half of the operating and fuel expenses and will provide funding until the commitment is expended. A dispute has arisen with the DOE regarding the historical and future funding of natural gas costs. In February 1999, the DOE informed the Company it will not fund the remaining $14 million under the cooperative agreement until the dispute is resolved. Estimated construction start-up and commissioning costs for Pinon, including the DOE's portion are approximately $301.5 million, which includes permitting taxes, start-up commissioning, operator training and Allowance for Funds Used During Construction. DOE funding for construction through December 1998 is $132.4 million.

     Construction began on the project in February 1995, following resource plan approval and the receipt of all permits and other approvals. The natural gas portion (combined cycle combustion turbine) was satisfactorily completed and placed in service December 1, 1996. The balance of the plant was completed in June 1998. The construction of the gasifier portion of the project overran the fixed contract price by approximately 12% or $12.6 million. The overrun is primarily due to redesign issues, resolving technical issues relative to start up and other costs due to a later than anticipated completion date. To date, SPPC has not been successful in obtaining sustained operation of the gasifier but work continues to identify problem areas and redesign solutions which will likely require additional capital expenditures. Due to the problems noted above, SPPC and Foster Wheeler settled on a portion of the cost overrun and have entered into an alternative dispute resolution.

     SPPC had to satisfy certain performance requirements as part of the construction agreement with the LLC. The initial performance warranty required that the gasifier attain an average capacity factor of 30% during 1997, regardless of delays in the in-service date. Since the gasifier was not in service in 1997, the certain performance warranties required by the contract were not met. Consequently, SPPC paid GECC $2.8 million as satisfaction of the performance obligation.

NOTE 6.   COMMON STOCK AND ADDITIONAL PAID-IN CAPITAL
-----------------------------------------------------

     As of December 31, 1998, 1,870,630 shares of common stock were reserved for issuance under the Common Stock Investment Plan (CSIP), Employees' Stock Purchase Plan (ESPP), Non-Employee Director Stock Plan and Executive Long-term Incentive Plan (ELTIP). The ELTIP for key management employees allows for the issuance of SPR common shares to key employees of SPPC through December 30, 2003. This Plan permits the following types of grants, separately or in combination: nonqualified and qualified stock options; stock appreciation rights; restricted stock; performance units; performance shares and bonus stock. SPPC also provides an ESPP to all of its employees meeting minimum service requirements. Employees can choose twice each year to have up to 15% of their base earnings withheld to purchase SPR common stock. The purchase price of the stock is 90% of the market value on the offering date or 100% of the market price on the execution date, if less. The Non-employee Director Stock Plan provides that a portion of SPR's outside directors annual retainer be paid in SPR common stock. SPR records the costs of these plans in accordance with Accounting Principles Board Opinion Number 25.

     A Stock Rights Plan was placed into effect by declaring a dividend distribution of one right for each outstanding share of common stock of SPR, par value $1.00 per share, to stockholders of record at the close of business on October 31, 1989, and by authorizing the issuance of one right for each share of common stock issued between the October 31, 1989, record date and the earliest of the distribution date, the redemption date and the October 31, 1999 expiration date. With certain exceptions and under certain conditions, each right, when exercisable under the terms of the plan, entitles the registered holder (except acquiring persons as defined by the plan) to purchase common stock of an acquiring or surviving corporation (including SPR stock if any remains after the transaction) having a value of $140 for $70, subject to adjustment. The purpose of the plan is to help ensure that SPR's shareholders receive fair and equal treatment in the event of any proposed hostile takeover of SPR.

     The changes in common stock and additional paid-in capital for 1998, 1997, and 1996 are as follows (dollars in thousands):

                                                Shares Issued                                         Amount
                                     1998           1997         1996                1998              1997          1996
                                    -------       -------       -------             -------          -------        --------
Public Sale                          38,758             -       517,900             $ 1,092            $   -        $12,870
CSIP/DRP                                400        50,633       238,403                  21            1,419          5,985
ESPP, ESOP,
 and Other                           54,804        48,833        25,120               1,889              986            558
                                    -------       -------       -------             -------          -------        -------
                                     93,962        99,466       781,423             $ 3,002          $ 2,405        $19,413
                                    =======       =======       =======             =======          =======        =======

Merger
------

     Under the terms of the Merger Agreement between SPR and Nevada Power Company, each outstanding share of SPR's common stock, $1.00 par value per share, together with associated purchase rights (the "Company Common Stock"), other than shares owned by SPR or any subsidiary of SPR, will be converted into the right to receive either $37.55 in cash (the "Company Cash Consideration") or
1.44 shares of SPR Common Stock (the "Company Stock Consideration" and, together with the Company Cash Consideration, the "Company Merger Consideration"). Each holder of shares of SPR Common Stock may elect to receive either the Company Cash Consideration or the Company Stock Consideration. Holders who (i) own less than 100 shares of SPR Common Stock or (ii) elect to receive the Company Stock Consideration in respect of less than 100 shares of SPR Common Stock (all such shares, the "De Minimis Shares"), will be deemed to have elected to receive the Company Cash Consideration, except where the value of the Company Stock Consideration exceeds 120% of the value of the Company Cash Consideration at the time of the election deadline. In this case, such holders of De Minimis Shares may, at the election of SPR, receive Company Stock Consideration in lieu of all or part of the cash they would have received.

NOTE 7.   PREFERRED STOCK
-------------------------

     All issues of SPPC preferred stock are superior to SPR's common stock with respect to dividend payments (which are cumulative) and liquidation rights. SPPC's Restated Articles of Incorporation, as amended on August 19, 1992, authorize an aggregate total of 11,780,500 shares of preferred stock at any given time.

     The following table indicates the number of shares outstanding and the dollar amount thereof at December 31 of each year. The difference between total shares authorized and the amount outstanding represents undesignated shares authorized but not issued.

                              Shares Outstanding            Amount
                              ------------------            ------

                                     1998          1997         1996               1998          1997          1996
                                  ---------     ---------     ---------           ------        ------        ------
(dollars in thousands)
Not subject to mandatory
    Redemption:
       Series A                      80,500        80,500        80,500           $ 4,025       $ 4,025       $ 4,025
       Series B                      82,000        82,000        82,000             4,100         4,100         4,100
       Series C                     299,800       299,800       299,800            14,990        14,990        14,990
      Class A Series I            2,000,000     2,000,000     2,000,000            50,000        50,000        50,000
                                  ---------     ---------     ---------           --------      --------     --------
          Subtotal                2,462,300     2,462,300     2,462,300            73,115        73,115        73,115
Subject to mandatory
   Redemption:
     Preferred securities of
      Sierra Pacific Power
      Capital I                   1,940,000     1,940,000     1,940,000             48,500        48,500       48,500
                                  ---------     ---------     ---------           --------      --------     --------
Total                             4,402,300     4,402,300     4,202,300           $121,615      $121,615     $121,615
                                  =========     =========     =========           ========      ========     ========

     SPPC redeemed 408,000 shares of Series G, 8.24% Preferred Stock, at par value, for $20.4 million on June 3, 1996 using the proceeds from the following issuance of Preferred Securities.

     On July 29, 1996, Sierra Pacific Power Capital I (the Trust), a wholly-owned subsidiary of SPPC, issued $48.5 million (1,940,000 shares) 8.60% Trust Originated Preferred Securities (the Preferred Securities). SPPC owns all the common securities of the Trust; 60,000 shares totaling $1.5 million (Common Securities). The Preferred Securities and the Common Securities (the Trust Securities) represent undivided beneficial ownership interests in the assets of the Trust. The existence of the Trust is for the sole purpose of issuing the Trust Securities and using the proceeds thereof to purchase from SPPC its 8.60% Junior Subordinated Debentures due July 30, 2036, in a principal amount of $50 million. The sole asset of the Trust is SPPC's junior subordinated debentures. SPPC's obligations under the guarantee agreement entered into in connection with the Preferred Securities, when taken together with SPPC's obligation to make interest and other payments on the Junior Subordinated Debentures issued to the Trust, and SPPC's obligations under its indenture pursuant to which the Junior Subordinated Debentures; are issued and its obligations under the declaration, including its liabilities to pay costs, expenses, debts and liabilities of the Trust, provides a full and unconditional guarantee by SPPC of the Trust's obligations under the Preferred Securities. In addition to retiring the Series G Preferred Stock, proceeds were used to reduce short-term borrowings.

     The Preferred Securities of Sierra Pacific Power Capital I are redeemable only in conjunction with the redemption of the related 8.60% Junior Subordinated Debentures. The Junior Subordinated Debentures will mature on July 30, 2036, and may be redeemed, in whole or in part, at any time on or after July 30, 2001, or at any time in certain circumstances upon the occurrence of a tax event. A tax event occurs if an opinion has been received from tax counsel that there is more than an insubstantial risk that: the Trust is, or will be subject to United States federal income tax with respect to interest accrued or received on the Junior Subordinated Debentures; the Trust is, or will be subject to more than a de minimis amount of other taxes, duties or other governmental charges; interest payable by SPPC to the Trust on the Junior Subordinated Debentures is not, or will not be, deductible, in whole or in part by SPPC for federal income tax purposes.

     Upon the redemption of the Junior Subordinated Debentures, payment will simultaneously be applied to redeem preferred securities having an aggregate liquidation amount equal to the aggregate principal amount of the Junior Subordinated Debentures. The preferred securities are redeemable at $25 per preferred security plus accrued dividends.

NOTE 8.   LONG-TERM DEBT
------------------------

     Substantially all utility plant is subject to the lien of the SPPC indenture under which the first mortgage bonds are issued.

     On June 30, 1997, SPPC redeemed $15 million 6.5% First Mortgage Bonds which had been included in the current liability portion of the consolidated balance sheet.

     On June 17, 1998, SPPC redeemed $ 5 million 8.65% First Mortgage Bonds before the due date in 2022.

     In December 1998, SPPC issued $35 million principal amount of collateralized Medium-Term Notes, Series D, consisting of three year non-callable notes, due in 2001, with interest rates of 5.47% and five year non-callable notes, due in 2003, with interest rates ranging from 5.50% to 5.59%. For all notes, interest is payable in semi-annual payments. The proceeds to SPPC from the sale of the notes is to be used for general corporate purposes including but not limited to: the acquisition of property; the construction, completion, extension or improvement of facilities; or discharge or refunding of obligations, including short-term borrowings.

     On April 1, 1998, SPR redeemed $10 million of senior notes Series C leaving a remaining balance of $20 million, of which $10 million has been included in the current liability portion of long term debt on the consolidated balance sheets. These senior notes, Series D and E, are due in 1999 and 2000.

     SPR's aggregate annual amount of maturities for long-term debt for the next five years is shown below (dollars in thousands):

                    1999             $ 40,600
                    2000               10,400
                    2001               17,500
                    2002                  200
                    2003               18,100


NOTE 9.   TAXES
---------------

     The following reflects the composition of taxes on income (in thousands of dollars):

                                                                                  1998               1997              1996
                                                                               ----------------------------------------------
Federal:
   Taxes estimated to be currently payable                                        $44,441           $38,854           $28,986

   Deferred taxes related to:
     Excess of tax depreciation over book depreciation                              4,100             3,997             5,217
     Deferral of energy costs deducted currently for tax purposes net                   -                (3)             (307)
     Contributions in aid of construction and customer advances                    (2,963)           (3,966)           (2,917)
     Avoided interest capitalized                                                    (875)           (1,578)           (3,124)
     Costs of abandoned merger                                                          -               301             4,359
     Net amortization of investment tax credit                                     (1,930)           (1,962)           (1,961)
     Other-net                                                                     (2,075)              711             3,382
State (California)                                                                    925               801               754
                                                                               ----------------------------------------------

           Total                                                                  $41,623           $37,155           $34,389
                                                                               ==============================================

As Reflected in Statement of Income:
    Federal income taxes                                                          $40,890           $37,866           $34,872
    State income taxes                                                                925               801               754
                                                                               ----------------------------------------------
          Operating Income                                                         41,815            38,667            35,626
    Other income-net                                                                 (192)           (1,512)           (1,237)
                                                                               ==============================================
          Total                                                                   $41,623           $37,155           $34,389
                                                                               ==============================================

     The total income tax provisions differ from amounts computed by applying the federal statutory tax rate to income before income taxes for the following reasons (in thousands of dollars):

                                                                                  1998               1997              1996
                                                                               ----------------------------------------------
Income before preferred dividend requirements                                    $ 82,780          $ 79,904          $ 73,179
Total income tax expense                                                           41,623            37,155            34,389
                                                                               ----------------------------------------------
                                                                                  124,403           117,059           107,568
Statutory tax rate                                                                     35%               35%               35%
                                                                               ----------------------------------------------
Expected income tax expense                                                        43,541            40,971            37,649
Depreciation related to difference in cost basis for tax purposes                   1,383             1,591             2,456
Allowance for funds used during construction - equity                              (1,334)           (1,912)           (1,831)
Tax benefit from the disposition of assets                                             63              (569)           (1,130)
ITC amortization                                                                   (1,930)           (1,962)           (1,961)
California franchise taxes (net of federal benefit)                                   601               521               490
Other-net                                                                            (701)           (1,485)           (1,284)
                                                                               ----------------------------------------------
                                                                                  $41,623           $37,155           $34,389
                                                                               ==============================================

Effective tax rate                                                                   33.5%             31.7%             32.0%
                                                                               ==============================================

         The net accumulated deferred federal income tax liability consists of accumulated deferred federal income tax liabilities less related accumulated deferred federal income tax assets, as shown (in thousands of dollars):

                                                                                  1998               1997              1996
                                                                               ----------------------------------------------
Accumulated Deferred Federal Income Tax Liabilities:
   AFUDC                                                                         $  8,378          $  7,174          $  5,745
   Bond redemptions                                                                 5,865             6,423             6,690
   Excess of tax depreciation over book depreciation                              157,906           154,240           142,447
   Repairs & maintenance                                                            6,180             4,355             3,047
   Tax benefits flowed through to customers                                        65,619            66,563            67,667
   Other                                                                           10,201             5,025             7,073
                                                                               ----------------------------------------------
 Total                                                                            254,149           243,780           232,669
                                                                               ----------------------------------------------
Accumulated Deferred Federal Income Tax Assets:
   Avoided interest capitalized                                                    14,694            13,819            12,241
   Employee benefit plans                                                           3,049             1,783             1,132
   Contributions in aid of construction and customer advances                      33,925            30,697            25,980
   Gross-ups received on contributions in aid of construction
       and customer advances                                                        4,512             4,197             3,529
   Unamortized investment tax credit                                               20,432            21,471            22,527
   Other                                                                            8,935             6,737             3,061
                                                                               ----------------------------------------------
 Total                                                                             85,547            78,704            68,470
                                                                               ----------------------------------------------

Accumulated Deferred Federal Income Taxes                                        $168,602          $165,076          $164,199
                                                                               ==============================================

     The company's balance sheets contain a net regulatory tax asset of $26.7 million at year-end 1998 and $25.8 million at year-end 1997. The net regulatory asset consists of future revenue to be received from customers (a regulatory tax asset) of $65.6 million at year-end 1998 and $66.6 million at year-end 1997, due to flow-through of the tax benefits of temporary differences. Offset against these amounts are future revenues to be refunded to customers (a regulatory tax liability), consisting of $18.5 million at year-end 1998 and $19.3 million at year-end 1997, due to temporary differences for liberalized depreciation at rates in excess of current tax rates, and $20.4 million at year-end 1998 and $21.5 million at year-end 1997 due to temporary differences caused by the investment tax credit. The regulatory tax liability for temporary differences related to liberalized depreciation will continue to be amortized using the average rate assumption method required by the Tax Reform Act of 1986. The regulatory tax liability for temporary differences caused by the investment tax credit will be amortized ratably in the same fashion as the accumulated deferred investment credit.

NOTE 10.  FAIR VALUE OF FINANCIAL INSTRUMENTS
---------------------------------------------

     The December 31, 1998 carrying amount for cash, cash equivalents, current assets, accounts payable, and current liabilities approximates fair value due to the short-term nature of these instruments.

     The total fair value of SPR's consolidated long-term debt at December 31, 1998, is estimated to be $652.1 million (excluding current portion) based on quoted market prices for the same or similar issues or on the current rates offered to SPPC for debt of the same remaining maturities. The total fair value (excluding current portion) was estimated to be $660.6 million at December 31, 1997.

NOTE 11.  SHORT-TERM BORROWINGS
-------------------------------

     SPR has a $10 million revolving credit facility with First Union National Bank. This facility replaced the prior $10 million facility with Barclay's Bank. There is currently no outstanding balance.

     SPPC revised its credit facilities on January 29, 1998 resulting in a $150 million 364-day credit facility for the Alturas project, and a $50 million revolving credit facility to support commercial paper activity. The $150 million Alturas credit facility was used primarily to finance the construction of the Alturas Intertie. This facility expired on January 29, 1999. The Company utilized $105 million of the facility during 1998. Facility fees for 1998 were approximately $120,000 for the Alturas Credit Facility, and $60,000 for the revolving credit facility. Facility fees for 1997 were approximately $110,000.

     On January 29, 1999 SPPC established a new $150 million unsecured credit facility for general corporate purposes. This credit facility will expire on December 31, 1999. SPPC pays the lender a facility fee on the commitment quarterly, in arrears.

     At December 31, 1998, SPPC's short-term debt was $105.0 million drawn from the Alturas Credit Facility at an average interest rate of 5.41%. At December 31, 1997, SPPC had a balance of $75 million in short-term borrowings comprised entirely of commercial paper at an average interest rate of 6.12%.

     The other subsidiaries of SPR had no outstanding short-term borrowings at December 31, 1998.

NOTE 12.  DIVIDEND RESTRICTIONS
-------------------------------

     SPR's primary source of funds for the payment of dividends to its stockholders is dividends paid by SPPC on its common stock, all of which is owned by SPR. Accordingly, SPR's ability to pay dividends is dependent upon the ability of SPPC to pay dividends on its common stock. The Restated Articles of Incorporation of SPPC and the indentures relating to the various series of its First Mortgage Bonds contain restrictions as to the payment of dividends on its common stock and as to the purchase or retirement of its capital stock. Under the most restrictive of these provisions, approximately $84 million of SPPC's retained earnings was available at December 31, 1998, for the payment of cash dividends to SPR. As of December 31, 1998, SPR had consolidated retained earnings of approximately $184.9 million available for the payment of cash dividends on SPR's common stock.

NOTE 13.  RETIREMENT PLAN AND POST RETIREMENT BENEFITS
------------------------------------------------------

     SPPC sponsors a noncontributory defined benefit retirement plan covering all employees who satisfy the service requirement and a defined benefit post-retirement plan that covers administrative employees and those covered under collective bargaining agreements. The plan provides medical, dental and life insurance benefits for retirees.

     The retirement plan provides benefits based on each covered employee's years of service, highest five-year average compensation, and a step rate benefit formula indirectly integrating the plan with Social Security.

     Beginning in 1998, retirement plan provisions applicable to employees covered by the collective bargaining agreement were amended to recognize additional compensation as pensionable pay and to reduce the penalty for retirement before age 62.

     SPPC's funding policy for the retirement plan is to contribute an annual amount to an irrevocable trust that is not less than the minimum funding requirement under the Employee Retirement Income Security Act of 1974, and not in excess of the amount that can be deducted for federal income tax purposes. The plan's assets are invested primarily in common stocks, marketable bonds, and other fixed-income securities. The remainder is held in cash and cash equivalents. None of the plan assets are invested in SPR common or SPPC preferred stock.

     In April 1995, SPPC offered an early retirement plan to non-bargaining unit employees age 50 or older with at least 15 years of credited service as of January 1, 1996 and whose age and credited years of service equaled at least 70. The present value of termination costs relating to the 112 employees who accepted the offering was originally recorded in 1995 at $16.8 million, but was revalued at $12.8 million during 1996 due to a revision in the measurement date. These termination costs were fully deferred, as a regulatory asset, as of December 31, 1995. During 1996, SPPC began amortizing the termination costs by recognizing expense for both 1995 and 1996. SPPC is using a ten-year amortization period for these costs, consistent with the treatment of previous early retirement programs.

     For management, professional and administrative employees, the post-retirement plan is contributory for individuals retiring after January 1, 1993, with retiree contributions tied to each retiree's length of service. Additionally, the plan requires employees retiring after January 1, 1993 to participate in Medicare Part "B". Life insurance benefits remain noncontributory for retirees. However, the amount of life insurance provided for retirees is significantly less than that provided to active employees. Also, dental coverage is discontinued for all employees at age 65.

     Beginning in 1998, post-retirement plan provisions applicable to employees covered by the collective bargaining agreement were amended. Retiree contributions were increased to a minimum of 10% plus an additional amount for each year of service fewer than 20. Also, the plan introduced a managed care option for future retirees.

     SPPC's funding policy for its post-retirement benefit obligation takes advantage of federal income tax deductions. Contributions are being made to two voluntary employee's beneficiary associations and in IRC (S).401(h) account. Plan assets are invested primarily in common stocks, marketable bonds and other fixed income securities. The remainder is held in cash and cash equivalents. None of the plan assets are invested in SPR common or SPPC preferred stock. Post-retirement health care costs for key executives continue to be paid from SPPC's general assets.

     The following table sets forth a reconciliation of the funded status of the plans with amounts included in SPPC's consolidated balance sheets for 1998, 1997 and 1996 (dollars in thousands).

                                                 Pension Benefits                      Post-Retirement Benefits
                                        1998          1997         1996            1998         1997          1996
                                     -----------   ----------   -----------     ----------   -----------   -----------
Change in benefit obligation
Benefit obligation at beginning
     of year                         $   186,612   $  157,660   $   165,877     $   65,483   $    73,526   $    73,821
Service cost                               7,047        5,825         6,652          2,162         2,440         2,587
Interest cost                             13,702       11,920        11,778          4,817         5,597         5,269
Plan participant's contributions               -            -             -             67            54            41
Amendments                                     -        5,204             -              -        (3,520)          415
Actuarial gain                             8,310       14,500       (18,540)         6,661       (10,278)       (6,277)
Benefits paid                             (8,563)      (8,497)       (8,107)        (2,764)       (2,336)       (2,330)
                                     -----------   ----------   -----------     ----------   -----------   -----------
Benefit obligation at end of year        207,108      186,612       157,660         76,426        65,483        73,526
                                     -----------   ----------   -----------     ----------   -----------   -----------


Change in plan assets
Fair value of plan assets at
    beginning of year                    190,535      167,416       148,300         39,326        32,944        24,620
Actual return on plan assets              23,160       32,534        19,954          7,069         5,202         1,942
Employer contribution                          -            -         8,087          4,143         3,668         8,877
Plan participant's contributions               -            -             -             67            54            41
Expenses paid                             (1,275)        (917)         (818)          (252)         (206)         (206)
Benefits paid                             (8,563)      (8,498)       (8,107)        (2,764)       (2,336)       (2,330)
                                     -----------   ----------   -----------     ----------   -----------   -----------
Fair value of plan assets at end
   of year                               203,857      190,535       167,416         47,589        39,326        32,944
                                     -----------   ----------   -----------     ----------   -----------   -----------

Funded status                              3,251       (3,923)       (9,756)        28,837        26,157        40,582
Unrecognized net actuarial gain           26,519       29,352        26,661         16,716        20,837         8,562
Unrecognized prior service cost           (8,404)      (9,083)       (4,251)             -             -          (415)
Unrecognized transition obligation             -            -             -        (31,563)      (33,818)      (39,419)
                                     ===========   ==========   ===========     ==========   ===========   ===========
Accrued benefit cost                    $21,366    $   16,346   $    12,654     $   13,990   $    13,176   $     9,310
                                     ===========   ==========   ===========     ==========   ===========   ===========

     In the preceding table, unrecognized net gain represents the net gain attributable to changes in actuarial assumptions and differences between actual experience and actuarial assumptions. Also, service cost represents the benefits earned during the year while interest cost represents the increase in the accumulated benefit obligation due to the passage of time.

                                                Pension Benefits                     Post-Retirement Benefits
                                        1998         1997          1996           1998         1997         1996
                                     -----------   ----------   -----------     ----------  -----------  -----------
Weighted-average assumptions
  as of December 31
Discount rate                               6.75%        7.25%         7.50%          6.75%        7.25%        7.50%
Expected return on plan assets              8.50%        8.50%         8.50%          8.50%        8.50%        8.50%
Rate of compensation increase               4.50%        5.00%         5.00%          4.50%        5.00%        5.00%

     For 1996, SPPC used a graduated medical trend rate assumption with an initial rate of 11.25%. This medical trend rate declined by 0.50% over the next ten years to an ultimate rate of 5.75% in 2007, remaining at that level thereafter. Beginning in 1997, the obligation valuation changed to a flat trend rate of 6.00% for each year. In 1997, SPPC also adopted the 1994 Group Annuity Generational Mortality Table.

                                                Pension Benefits                     Post-Retirement Benefits
                                        1998         1997          1996           1998         1997         1996
                                     -----------   ----------   -----------     ----------  -----------  -----------
Components of net periodic
     benefit cost
Service cost                         $     7,047   $    5,825   $     6,652     $    2,162  $     2,440  $     2,587
Interest cost                             13,702       11,920        11,778          4,817        5,597        5,269
Expected return on plan assets           (15,800)     (13,844)      (12,590)        (3,495)      (2,937)      (2,036)
Amortization of prior service cost           679          372           372              -           33            -
Amortization of transition                                  -             -          2,255        2,464        2,464
obligation               -
Recognized net actuarial gain               (609)        (581)            -           (783)         (62)           -
                                     -----------   ----------   -----------     ----------  -----------  -----------
Net periodic benefit cost:
   SFAS No. 132                            5,019        3,692         6,212          4,956        7,535        8,284
Amount expensed :
     SFAS No. 71 - Net                     2,599        2,599         3,882            805          805        2,044
                                     ===========   ==========   ===========     ==========  ===========  ===========
Total net periodic benefit cost      $     7,618   $    6,291   $    10,094     $    5,761  $     8,340  $    10,328
                                     ===========   ==========   ===========     ==========  ===========  ===========

     The amount expensed under SFAS No. 71 for the retirement plan represents the SFAS No. 88 costs arising from the 1989, 1992 and 1995 early retirement programs. Pursuant to PUCN directive and prior precedent, costs for the 1989, 1992, and 1995 programs are being amortized over 10 years.

     Assumed health care cost trend rates have a significant effect on the amounts reported for Post-Retirement Benefit plans. A one-percentage-point change in the assumed health care cost trend would have the following effects:

                                              1-Percentage-      1-Percentage-
                                              Point Increase     Point Decrease
Effect on total of service and interest
   cost components                            $1.8 million       ($1.4 million)
Effect on post-retirement
   Benefit obligation                         $14.0 million      ($11.0 million)


     In addition to the employee retirement plan covering all employees, SPPC has a Supplemental Executive Retirement Plan which is a non-qualified defined benefit plan under which SPPC will pay out of general assets supplemental pension benefits to key executives. SPPC also has a non-qualified supplemental pension plan covering certain employees. This plan provides for incremental pension payments from SPPC's funds so that total pension payments equal amounts that would have been payable from SPPC's principal pension plan if it were not for limitations imposed by income tax regulations. The unfunded liability under these plans as of December 31, 1998, 1997 and 1996 was $5.6 million, $5.2 million and $4.9 million, respectively.

NOTE 14.  STOCK COMPENSATION PLANS
----------------------------------

     At December 31, 1998, SPPC had several stock-based compensation plans which are described below. SPPC applies Accounting Principles Board Opinion No. 25 and related Interpretations in accounting for its plans. Accordingly, no compensation cost has been recognized for nonqualified stock options and the employee stock purchase plan. The total compensation cost that has been charged against income for the performance shares, dividend equivalents and the non-employee director stock plans was $.5 million, $1.4 million and $.9 million for 1998, 1997 and 1996, respectively. Had compensation cost for SPPC's nonqualified stock options and the employee stock purchase plan been determined based on the fair value at the grant dates for awards under those plans consistent with the method of Statement of SFAS No. 123, SPR's net income and earnings per share would have been decreased to the pro forma amounts indicated below (in thousands of dollars except for per share amounts):

                                                                1998           1997            1996
                                                                ----           ----            ----
      Net Income                    As Reported              $ 77,321       $ 74,445         $ 66,879
                                    Pro Forma                $ 76,977       $ 74,277         $ 66,812

      Basic Earnings Per Share      As Reported              $   2.50       $   2.41         $   2.19
                                    Pro Forma                $   2.49       $   2.41         $   2.19

      Diluted Earnings Per Share    As Reported              $   2.49       $   2.40         $   2.19
                                    Pro Forma                $   2.48       $   2.40         $   2.19

     SPPC's executive long-term incentive plan for key management employees, which was approved by shareholders on May 16, 1994, provides for the issuance of up to 750,000 of SPR's common shares to key employees through December 31, 2003. The plan permits the following types of grants, separately or in combination: nonqualified and qualified stock options; stock appreciation rights; restricted stock; performance units; performance shares; and bonus stock. During 1998, 1997 and 1996, SPPC issued only nonqualified stock options and performance shares under the plan.

     Nonqualified stock options granted during 1998, 1997 and 1996 were granted at an option price not less than market value at the date of the grant (January 1, 1998, January 1, 1997 and January 1, 1996, respectively). The 1998 and 1997 options vest to the participants 33 1/3% per year over a three year period from the grant date and may be exercised for a period not exceeding ten years from the date of the grant. The 1996 options vest to the participants 20% per year over a five year period from the grant date and may be exercised for a period not exceeding ten years from the date of the grant. The options may be exercised using either cash or previously acquired shares, valued at the current market price, or a combination of both.

     The fair value of each nonqualified option has been estimated on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for grants in 1998, 1997 and 1996, respectively: dividend yield of 4.71%, 5.30% and 5.50%; expected volatility of 13.16%, 11.42% and 11.57%;
risk-free rates of return of 5.81%, 6.68% and 5.75%; and an expected life of 10 years for all grants.

     A summary of the status of SPPC's nonqualified stock option plan as of December 31, 1998, 1997 and 1996, and changes during those years is presented below:

                                            1998                          1997                         1996
                                            ----                          ----                         ----
                                                Weighted-Average              Weighted-Average              Weighted-Average
                                       Shares       Exercise        Shares        Exercise        Shares        Exercise
      Nonqualified Stock Options        (000)         Price          (000)          Price          (000)          Price
   ---------------------------------------------------------------------------------------------------------------------------
   Outstanding at beginning of year       158        $ 25.51            89         $ 20.73            70         $ 19.59
   Granted                                125        $ 35.90            98         $ 28.75            28         $ 23.38
   Exercised                              (31)       $ 24.24           (15)        $ 20.28            (1)        $ 19.83
   Forfeited                              (44)       $ 27.12           (14)        $ 23.17            (8)        $ 20.04
   Outstanding at end of year             208        $ 31.62           158         $ 25.51            89         $ 20.73
   Options exercisable at year-end         38        $ 24.54            25         $ 20.32            18         $ 19.83
   Weighted-average fair value of
     options granted during the year   $ 4.79                       $ 3.51                        $ 2.13


     The following table summarizes information about nonqualified stock options outstanding at December 31, 1998:

                                   Options Outstanding             Options Exercisable
                               ----------------------------    ----------------------------
                                  Number        Remaining                         Number
                               Outstanding     Contractual                      Exercisable
             Exercise Price    at 12/31/98        Life         Exercise Price   at 12/31/98
             ----------------------------------------------    ----------------------------
             $       20.500          9,088        5 years      $       20.500        7,270

             $       18.750         12,544        6 years      $       18.750        7,526

             $       23.375         11,180        7 years      $       23.375        4,472

             $       28.750         55,598        8 years      $       28.750       18,570

             $       35.900        120,000        9 years      $       35.900            -

     During 1998, 1997 and 1996, SPPC granted performance shares in the following numbers and initial values, respectively: 12,700, 14,090 and 8,973 shares; and $35.90, $28.75 and $23.375 per share. The actual number of shares earned is dependent upon SPR achieving certain financial goals over three-year performance periods. The value of performance shares, if earned, will be equal to the market value of SPR's common shares as of the end of the performance periods. SPPC, at its sole discretion, may pay earned performance shares in the form of cash or in shares (or a combination thereof).

     Simultaneous with the grant of both the nonqualified options and performance shares above, each participant was granted dividend equivalents. Each dividend equivalent entitles the participant to receive a contingent right to be paid an amount equal to dividends declared on shares originally granted from the date of grant through the exercise date, or, in the case of performance shares, throughout the performance period. Additionally, in order for dividend equivalents to be paid on the performance shares, certain financial targets must be met. Dividend equivalents will be forfeited if options expire unexercised.

     Under SPPC's employee stock purchase plan, SPR is authorized to issue up to 400,162 shares of common stock to all of its employees with minimum service requirements. Under the terms of the plan, employees can choose twice each year to have up to 15% of their base earnings withheld to purchase the Company's common stock. The purchase price of the stock is 90% of the market value on the offering commencement date. Employees can withdraw from the plan at any time prior to the exercise date. Under the plan, SPR sold 15,282, 17,822 and 15,602 shares to employees in 1998, 1997 and 1996, respectively. Compensation cost has been estimated for the employees' purchase rights on the date of grant using the Black-Scholes option-pricing model with the following assumptions used for 1998, 1997 and 1996, respectively: average dividend yield of 4.17%, 4.87% and 5.38%; average expected volatility of 14.16%, 11.57% and 11.51%; and average risk-free interest rates of 4.96%, 5.59% and 5.45%. The weighted average fair value of those purchase rights in 1998, 1997 and 1996 was $4.94, $4.14 and $3.26, respectively.

     SPR's non-employee director stock plan provides that a portion of the outside directors' annual retainer be paid in SPR stock. Effective May 20, 1996, the annual retainer for non-employee directors was increased from $14,000 to $30,000. The minimum amount to be paid in SPR stock was also increased from $4,000 to $20,000 per director, over the prior year. During

1998, 1997 and 1996, SPR granted the following total shares and related compensation to directors in SPR stock, respectively: 6,391, 8,208 and 9,212 shares; and $233,250, $230,833 and $160,417.

NOTE 15.  POSTEMPLOYMENT BENEFITS
---------------------------------

     During 1995, SPPC offered a severance program to non-bargaining-unit employees which provided both severance pay and medical benefits continuation totaling $7.0 million and $0.5 million, respectively. These costs were deferred as a regulatory asset as of December 31, 1995. SPPC began amortization of these costs during 1996 over a ten-year period consistent with the period used for pension and post-retirement benefits. There was no remaining liability for unpaid severance and benefits at December 31, 1998, 1997 or 1996.

NOTE 16.  COMMITMENTS AND CONTINGENCIES
---------------------------------------

     SPPC's estimated cash construction expenditures for the year 1999 and the five-year period 1999-2003 are $112.7 million and $639.8 million, respectively.

     Several of SPR's and SPPC's purchased power, gas supply and pipeline capacity, and coal supply contracts contain minimum volume provisions, which SPR and SPPC is either meeting or exceeding. SPR and SPPC anticipate continuing to meet or exceed them in the future. Estimated future commitments under non-cancelable agreements with initial terms of one year or more at December 31, 1998 were as follows (dollars in thousands):

                    1999                          $  192,600
                    2000                             117,000
                    2001                              91,800
                    2002                              88,900
                    2003                              71,500
                    After 2003 to 2015               465,100

     SPPC has an operating lease for its corporate headquarters building, a 334,000 square foot, five-floor, multi-purpose building located in southeast Reno, Nevada. The primary term of the lease is 25 years, ending in 2010. The current annual rental is $5.4 million, which amount remains constant until the end of the primary term. The lease has renewal options for an additional 50 years. SPPC subleases building space to various tenants. The subleases vary from year to year and are shown at net of total lease.

     The total rental expense under all leases (net) was approximately $7.5 million in 1998, $7.4 million in 1997 and $8.2 million in 1996.

     Estimated future minimum lease commitments (net of the corporate headquarters building subleases described above) under non-cancelable operating leases with initial terms of one year or more at December 31, 1998 were as follows (dollars in thousands):

                    1999                          $    8,700
                    2000                               6,600
                    2001                               6,300
                    2002                               6,200
                    2003                               7,000
                    After 2003 to 2018                41,800
                                                  ----------
                         Total                    $   76,600
                                                  ==========

     SPR and SPPC have no material capital lease commitments.

     See Notes 1, 5, 7 and 13 of SPR's consolidated financial statements for additional commitments and contingencies.

     SPR, through the course of its normal business operations, is currently involved in a number of legal actions, none of which has had or, in the opinion of management, is expected to have a significant impact on its financial position or results of operations.

NOTE 17.  SEGMENT INFORMATION
-----------------------------

     SPR adopted FASB statement No. 131, Disclosure about Segments of an Enterprise and Related Information, for its annual reports as of December 31, 1998. SPR operates three primary business segments providing regulated electric, natural gas and water service. Electric service is provided to northern Nevada and the Lake Tahoe area of California. Natural gas and water services are provided in the Reno-Sparks area of Nevada. The All Other segment includes other segments below the quantitative threshold for separate disclosure.

     Information as to the operations of the different business segments is set forth below based on the nature of products and services offered. SPR evaluates performance based on several factors, of which the primary financial measure is business segment operating income. The accounting policies of the business segments are the same as those described in the summary of significant accounting policies (Note 1). Intersegment revenues are not material.

     Financial data for business segments is as follows ($000):

                                                                                                     Reconciling
December 31, 1998                      Electric             Gas           Water        All Other    Eliminations   Consolidated
-------------------------            ------------      ------------   ------------   ------------   ------------   ------------
Operating revenues                   $    585,657      $     99,532   $     49,143   $      7,509                  $    741,841
                                     ============      ============   ============   ============   ============   ============
Operating income                     $    103,728      $     10,534   $     11,932   $     (2,073)                 $    124,121
                                     ============      ============   ============   ============   ============   ============
Operating income taxes               $     34,611      $      5,142   $      3,797   $     (1,735)                 $     41,815
                                     ============      ============   ============   ============   ============   ============
Depreciation and amortization        $     57,180      $      4,810   $      7,445   $          -                  $     69,435
                                     ============      ============   ============   ============   ============   ============
Interest expense on long term debt   $     28,277      $      4,001   $     10,911   $      1,506   $     (4,299)  $     40,396
                                     ============      ============   ============   ============   ============   ============
Assets                               $  1,558,322      $    139,398   $    274,124   $     29,576   $     39,976   $  2,041,396
                                     ============      ============   ============   ============   ============   ============
Capital expenditures                 $    144,080      $     11,124   $     28,180   $        668                  $    184,052
                                     ============      ============   ============   ============   ============   ============


                                                                                                     Reconciling
December 31, 1997                      Electric             Gas           Water        All Other    Eliminations   Consolidated
-------------------------            ------------      ------------   ------------   ------------   ------------   ------------
Operating revenues                   $    540,346      $     70,675   $     46,519   $      5,703                  $    663,243
                                     ============      ============   ============   ============   ============   ============
Operating income                     $     99,671      $     10,057   $     10,444   $     (1,545)                 $    118,627
                                     ============      ============   ============   ============   ============   ============
Operating income taxes               $     33,742      $      4,223   $      2,422   $     (1,720)                 $     38,667
                                     ============      ============   ============   ============   ============   ============
Depreciation and amortization        $     52,239      $      4,531   $      7,347   $          -                  $     64,117
                                     ============      ============   ============   ============   ============   ============
Interest expense on long term debt   $     31,098      $      3,653   $      9,158   $      2,129   $     (4,300)  $     41,738
                                     ============      ============   ============   ============   ============   ============
Assets                               $  1,463,969      $    130,392   $    282,524   $     23,638   $     35,357   $  1,935,880
                                     ============      ============   ============   ============   ============   ============
Capital expenditures                 $    105,531      $     12,191   $     30,079   $          -                  $    147,801
                                     ============      ============   ============   ============   ============   ============


                                                                                                     Reconciling
December 31, 1996                      Electric             Gas           Water        All Other    Eliminations   Consolidated
-------------------------            ------------      ------------   ------------   ------------   ------------   ------------
Operating revenues                   $    507,004      $     67,376   $     45,344   $      7,987                  $    627,711
                                     ============      ============   ============   ============   ============   ============
Operating income                     $     86,428      $     11,035   $      9,545   $      1,870                  $    108,878
                                     ============      ============   ============   ============   ============   ============
Operating income taxes               $     27,743      $      4,872   $      3,626   $       (615)                 $     35,626
                                     ============      ============   ============   ============   ============   ============
Depreciation and amortization        $     47,797      $      4,223   $      6,098   $          -                  $     58,118
                                     ============      ============   ============   ============   ============   ============
Interest expense on long term debt   $     27,856      $      3,480   $      7,519   $      2,719   $     (1,804)  $     39,770
                                     ============      ============   ============   ============   ============   ============
Assets                               $  1,407,927      $    122,137   $    276,954   $     26,726   $     35,610   $  1,869,354
                                     ============      ============   ============   ============   ============   ============
Capital expenditures                 $    158,482      $     10,798   $     33,829   $          -                  $    203,109
                                     ============      ============   ============   ============   ============   ============

  The reconciliation of segment information to consolidated totals in the preceding table includes an adjustment for intersegment interest expense eliminated from the consolidated totals. The reconciliation of segment assets to the consolidated total includes the following unallocated amounts.

                                1998             1997            1996
                            ------------     ------------    ------------
Other property              $     1,342      $     1,928     $     1,043
Cash                             15,197            6,920             890
Current assets- other             2,692            2,572           3,948
Other regulatory assets          21,031           23,876          29,426
Deferred charges- other            (286)              61             303
                            ===========      ===========     ===========
                            $    39,976      $    35,357     $    35,610
                            ===========      ===========     ===========


NOTE 18.  QUARTERLY FINANCIAL DATA (unaudited)

     The following figures are unaudited and include all adjustments necessary in the opinion of management for a fair presentation of the results of interim periods (dollars in thousands except per share amounts):

                                                            Quarter Ended
                                                            -------------

                                   Mar. 31, 1998    June 30, 1998     Sept 30, 1998    Dec. 31, 1998
                                   -------------    -------------     -------------    -------------
Operating Revenues                      $184,482         $171,632          $188,549         $197,178
                                        ========         ========          ========         ========

Operating Income                        $ 32,972         $ 26,842          $ 32,706         $ 31,601
                                        ========         ========          ========         ========

Net Income                              $ 21,286         $ 15,570          $ 21,167         $ 19,298
                                        ========         ========          ========         ========

Net Income per share - Basic            $    .69         $    .50          $    .68         $    .63
                                        ========         ========          ========         ========
                     - Diluted          $    .69         $    .50          $    .68         $    .62
                                        ========         ========          ========         ========

                                                            Quarter Ended
                                                            -------------

                                   Mar. 31, 1997    June 30, 1997     Sept 30, 1997    Dec. 31, 1997
                                   -------------    -------------     -------------    -------------
Operating Revenues                      $173,313         $156,720          $160,875         $172,335
                                        ========         ========          ========         ========

Operating Income                        $ 30,917         $ 27,245          $ 29,033         $ 31,432
                                        ========         ========          ========         ========

Net Income                              $ 20,833         $ 15,484          $ 18,158         $ 19,970
                                        ========         ========          ========         ========

Net Income per share - Basic            $    .68         $    .50          $     59         $    .64
                                        ========         ========          ========         ========
                     - Diluted          $    .67         $    .50          $    .59         $    .64
                                        ========         ========          ========         ========